                                 SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            U.S. Home Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

Notes:

                             U.S. Home Systems, Inc.
                     750 State Highway 121 Bypass, Suite 170
                             Lewisville, Texas 75068

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 12, 2002

To the Shareholders of U.S. Home Systems, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of U.S. Home Systems, Inc., a Delaware corporation (the "Company"), will be held at the corporate offices located at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75068, on Wednesday, June 12, 2002, at 10:00 a.m., local time, for the following purposes:

     1.     To elect five members to the Board of Directors.

     2. To approve amendments to the U.S. Home Systems, Inc. 2000 Stock Compensation Plan, which would (i) increase the number of shares of Common Stock in respect of which options may be granted under the Plan from 589,782 shares to 3,000,000 shares and (ii) provide the limit on the number of shares in respect of which options may be granted to any one person under the Plan to 300,000 shares during any single calendar year.

     3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 30, 2002, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. A list of shareholders entitled to attend or vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75068.

     Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the meeting, you will, of course, have the right to vote in person.

     The Company's Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended December 31, 2001 is being mailed to shareholders together with this Notice and Proxy Statement.

                                            By Order of the Board of Directors



                                            Robert A. DeFronzo
                                            Secretary

Lewisville, Texas
May 3, 2002

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                             U.S. Home Systems, Inc.
                     750 State Highway 121 Bypass, Suite 170
                             Lewisville, Texas 75068

                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF SHAREHOLDERS

                                On June 12, 2002

                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of U.S. Home Systems, Inc., a Delaware corporation (the "Company" or "U.S. Home"). It is for use only at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the corporate offices located at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75068, on Wednesday, June 12, 2002, at 10:00 a.m., local time, and any adjournments or postponements thereof.

     Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

     This proxy material is first being mailed to shareholders on or about May 3, 2002.

                       OUTSTANDING STOCK AND VOTING RIGHTS

     As of April 30, 2002, the outstanding shares of the Company's capital stock consisted of 5,897,815 shares of common stock, $0.001 par value ("Common Stock"). The holders of record of the shares of Common Stock outstanding on April 30, 2002 will vote on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Common Stock will entitle the holder to one vote on all such matters. The stock transfer books of the Company will not be closed.

     One-third of the votes represented by the holders of the Company's outstanding Common Stock must be present in person or represented by proxy to hold the meeting. A majority of the votes cast at the meeting is required to elect any director and to approve the proposed amendments to the U.S. Home Systems, Inc. 2000 Stock Compensation Plan (the "Proposal").

     The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

     The enclosed form of proxy also provides a method for shareholders to abstain from voting with respect to the Proposal. By abstaining, shares would not be voted either for or against the Proposal, but will be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

     Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares on "non-routine" matters in the absence of specific instructions from such customers. This is commonly referred to as a "broker non-vote." Broker non-votes are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved. To the extent deemed applicable to the Proposal, broker non-votes will be treated in the same manner as abstentions for quorum and voting purposes (i.e. counted for quorum purposes, but neither being voted for nor against the Proposal and, therefore, having no effect on the outcome of the vote on the Proposal).

                               RECENT DEVELOPMENTS

     On February 13, 2001, the Company, formerly known as U.S. Pawn, Inc. ("U.S. Pawn"), completed a merger (the "U.S. Pawn Merger") of a newly created subsidiary of the Company with and into U.S. Remodelers, Inc. ("U.S. Remodelers") a Delaware corporation, with U.S. Remodelers surviving as a wholly owned subsidiary of the Company. U.S. Remodelers has been engaged in the manufacture, design, sale and installation of quality specialty home improvement products since 1997. The U.S. Pawn Merger was subject to, among other conditions, the prior sale of U.S. Pawn's pawnshop operations and the settlement of all its liabilities, which was completed on February 1, 2001. In connection with the U.S. Pawn Merger, the shareholders of U.S. Pawn approved a one-for-four reverse split of its common stock, the reincorporation of the Company in Delaware and the change of its name to U.S. Home Systems, Inc. Following the Merger, the Company succeeded to the business of U.S. Remodelers.

     On July 9, 2001, the Company completed an acquisition of certain assets of Cabinet Clad, L.L.C. Cabinet Clad is a Detroit, MI based specialty product home improvement business specializing in kitchen remodeling, including replacement kitchen cabinetry, kitchen cabinet refacing, countertops and replacement windows.

     On October 5, 2001, the Company acquired all of the outstanding capital stock of First Consumer Credit, Inc. ("FCC"), a Dallas-based consumer finance company specializing in the home improvement and remodeling industry. In connection with the acquisition, a newly created subsidiary of the Company was merged with and into FCC, with FCC surviving as a wholly owned subsidiary of the Company See "Certain Relationships and Related Transactions."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information at April 30, 2002 regarding the beneficial ownership of Common Stock of: (a) each person or group known by U.S. Home to beneficially own 5% or more of the outstanding shares of the Common Stock; (b) each of the nominees for election as director, each current director and executive officer of U.S. Home; and (c) all executive officers and directors of U.S. Home as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them, and the address of the beneficial owner identified below is: c/o U.S. Home Systems, Inc., 750 State Hwy. 121 Bypass, Suite 170, Lewisville, Texas 75067.

                                                                           Shares of          Percentage of Shares
                                                                         Common Stock           of Common Stock
Name of Beneficial Owner                                              Beneficially Owned       Beneficially Owned
------------------------------------------------------------------   --------------------    ----------------------
About Face Limited                                                           525,953                     8.9%
Murray H. Gross (1)                                                          560,604                     9.4%
Peter T. Bulger(2)                                                           249,763                     4.2%
Gross Family Trust                                                           172,212                     2.9%
Steven L. Gross(3)                                                           188,879                     3.2%
David A. Yoho Revocable Trust dated January 19, 1995                         261,472                     4.4%
David A. Yoho(4)                                                             264,097                     4.5%
Ronald I. Wagner(5)                                                          590,408                    10.0%
Robert A. DeFronzo(6)                                                         46,216                     0.8%
Charles D. Maguire, Jr.(7)                                                       625                       -
D.S. Berenson(8)                                                               2,825                       -
James Borschow(9)                                                            453,154                     7.6%
SWS Group, Inc.(10)                                                          457,154                     7.7%
Donald A. Buchholz(11)                                                       529,154                     9.0%
Directors, Nominees for Election as a Director and Officers as a
  group (9 persons)(12)                                                    2,432,571                    40.6%

--------------------
(1) Includes 525,953 shares of Common Stock held by About Face Limited, a family limited partnership in which Murray H. Gross is the president of the general partner, and 34,651 shares which may be purchased upon exercise of stock options. Mr. Gross is the President, Chief Executive Officer, current director and nominee for election as a director of U.S. Home.
(2) Includes 224,763 shares of Common Stock held by Peter T. Bulger, Vice President and Chief Operating Officer of U.S. Home, and 25,000 shares which may be purchased upon exercise of stock options.
(3) Includes 172,212 shares of Common Stock held by Gross Family Trust, of which Steven L. Gross, Vice President of Marketing of U.S. Home, is the trustee, and 16,667 shares which may be purchased upon exercise of stock options.
(4) Includes 261,472 shares of Common Stock held by the David A. Yoho Revocable Trust dated January 19, 1995 (the "Yoho Trust") of which Mr. Yoho is the trustee, 625 shares which may be purchased upon exercise of stock options and 2,000 shares held in the David A. Yoho IRA Rollover. Mr. Yoho is a current director and nominee for election as a director of U.S. Home.
(5) Includes 589,783 shares of Common Stock held by Ronald I. Wagner and 625 shares which may be purchased upon exercise of stock options. Mr. Wagner is a current director and nominee for election as a director of U.S. Home.
(6) Includes 37,966 shares of Common Stock held by Robert A. DeFronzo, Secretary, Treasurer and Chief Financial Officer of U.S. Home, and 8,250 shares which may be purchased upon exercise of stock options.
(7) Includes 625 shares of Common Stock which may be purchased upon exercise of stock options. Mr. Maguire is a current director of U.S. Home, but is not a nominee for reelection as a director.
(8) Includes 625 shares of Common Stock which may be purchased upon exercise of stock options and 2,200 shares beneficially owned by Mr. Berenson. Mr. Berenson is a current director and a nominee for election as a director of U.S. Home.
(9) Includes 453,154 shares of Common Stock held by Mr. Borschow. Mr. Borschow is President of First Consumer Credit, Inc., a wholly owned subsidiary of the Company.
(10) Includes 457,154 shares of Common Stock held by SWS Group, Inc. and its affiliates.
(11) Includes 457,114 shares of Common Stock held by SWS Group, Inc. of which Mr. Buchholz is Chairman of the Board and Chief Executive Officer, 50,000 shares held by Buchholz Investments, a partnership in which Mr. Buchholz has investment and voting power with respect to the securities owned by the partnership and 22,000 shares owned by Mr. Buchholz. Mr. Buchholz is a nominee for election as director of U.S. Home.
(12) Includes 525,953 shares of Common Stock held by About Face Limited, 172,212 shares of Common Stock held by Gross Family Trust, 261,472 shares of Common Stock held by David A. Yoho Revocable Trust, 457,154 shares of Common Stock held by SWS Group, Inc., 50,000 shares of Common Stock held by Buchholz Investments and 87,068 shares of Common Stock which may be purchased by officers and directors upon exercise of stock options.

                              ELECTION OF DIRECTORS

     The Board for the ensuing year is currently set at five members and may be fixed from time to time by or in the manner provided in the Company's Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of five nominees has been chosen by the Board, and the Board recommends that each be elected: Murray H. Gross, David
A. Yoho, Ronald I. Wagner, Donald A. Buchholz and D.S. Berenson. The U.S. Home Board of Directors recommends the election of these individuals to the Board of Directors. See "Management - Nominees for Election as Directors, Current Directors and Executive Officers."

     Each of the foregoing nominees, except Mr. Buchholz, is currently serving as a director of the Company and were elected to the Board on February 13, 2001 at a Special Meeting of the shareholders. There are no family relationships among the nominees for election as directors of U.S. Home.

     Unless otherwise designated, the enclosed proxy will be voted FOR the election of the foregoing five nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

     The Board has a standing nominating committee consisting of Murray H. Gross and David A. Yoho. The nominating committee nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before December 31 in any year.

     The Board has a compensation committee (the "Compensation Committee") whose primary function is to direct and oversee the administration of the Company's compensation policies and programs, including the Company's stock option plans. See "Report of Compensation Committee" contained herein. The Compensation Committee, comprised of Ronald I. Wagner and Charles D. Maguire, Jr., held one meeting during fiscal 2001.

     The Board has an audit committee (the "Audit Committee") which consists of David A. Yoho and D.S. Berenson. See "Report of Audit Committee" contained herein. The Audit Committee is governed by the Audit Committee Charter, a copy of which is attached as Appendix A to this Proxy Statement, which was adopted by the Board on May 8, 2001. The Board, in its reasonably business judgment, has determined that all members of the Audit Committee are independent as required by the applicable listing standards of The Nasdaq Stock Market, Inc. The Audit Committee's primary function is to assist the Board in fulfilling its oversight responsibilities related to review of the Company's financial statements and financial reporting process, the systems of internal accounting and financial controls, legal compliance and ethics, and the independent audit of the Company's financial statements in accordance with the policies established by the Board and management. During fiscal 2001, the Audit Committee met one time and have met once during fiscal 2002.

     The Board held four regularly scheduled meetings and two special meetings in fiscal 2001. All current directors attended at least 75% of the Board and committee meetings held during fiscal year 2001.

         PROPOSAL TO APPROVE AMENDMENTS TO 2000 STOCK COMPENSATION PLAN

Summary of Amendments to the Plan

     The U.S. Home Systems, Inc. 2000 Stock Compensation Plan (the "Plan") was originally approved by the Board on November 12, 2000 and by the shareholders of the Company on January 12, 2001. The Board believes that the granting of stock options and other stock-based awards assists the Company in its efforts to attract and retain highly qualified persons to serve as directors, officers, employees, consultants and other service providers, thereby more closely aligning their interest with that of the Company's shareholders.

     The Board of Directors has adopted, subject to shareholder approval at the Annual Meeting, an amendment to the Plan to increase the maximum number of shares of Common Stock in respect of which options may be granted under the Plan from a number equal to 10% of the Company's outstanding Common Stock to 3,000,000 shares. The Company currently has outstanding 5,897,815 shares of Common Stock and the Board has set the number of shares of Common Stock in respect of which options may be granted under the Plan at 589,782 shares. The maximum limit of 3,000,000 shares is subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock.

     The amendment to the Plan to increase the maximum available shares in respect of which options may be granted under the Plan to 3,000,000 shares was adopted by the Board in order to ensure that the Company will continue to have appropriate equity incentive and compensation opportunities for its directors, officers, managers and key employees. The Board of Directors considers the Company's ability to offer competitive compensation opportunities, including long-term equity based compensation in the form of stock options, as an important component of the Company's officer and key employee retention and recruitment strategy. At March 31, 2002, options to purchase 576,832 shares have been granted to officers, directors, managers, key employees and consultants under the Plan. There are currently only 12,950 shares available for options under the Plan.

     The Board of Directors has also adopted, subject to shareholder approval at the Annual Meeting, an amendment to the Plan to limit the number of shares in respect of which options may be granted to any one person under the Plan to a total of 300,000 shares during any single calendar year. The maximum limit of 300,000 shares is subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock.

     In addition, shareholder approval of the amendments will permit options granted under the Plan as amended to qualify as "performance-based compensation" excludable from the limits on deductibility for federal income tax purposes of executive compensation in excess of $1 million per individual under Section 162(m) of the Internal Revenue code of 1986, as amended (the "Internal Revenue Code"), and the regulations thereunder. Section 162(m) generally limits deductions for compensation in excess of $1 million per person in any year for the most highly paid executive officers of public corporations. In order for compensation recognized in connection with the exercise of a stock option to qualify as "performance-based compensation," which is excludable from the
Section 162(m) deduction limit, the Plan must specify a maximum number of shares that can be awarded to any individual, which may consist of an annual limit as provided in the proposed amendment. In addition, the material terms of the Plan as amended must be approved by the shareholders. The Company believes that the Plan as presently administered satisfies other applicable requirements of
Section 162(m) and that approval of the amendments to the Plan by the shareholders will enable the Company, in the event the $1 million limit on deductibility is ever exceeded, to continue to maximize the deductibility to the Company of compensation recognized in connection with the exercise of stock options granted under the Plan.

     Section 3 of the Plan currently states:

     3. Stock Subject to the Plan. Subject to adjustment as provided in Section 15 hereof, there will be reserved for the use upon the exercise of Options to be granted from time to time under the Plan not less than 550,000 shares of the common stock, no par value per share (the "Common Stock"), of the Company, which shares in whole or in part shall be authorized, but unissued, shares of the Common Stock or issued shares of Common Stock which shall have been reacquired by the Company as determined from time to time by the Board of Directors of the Company (the "Board of Directors"). The maximum aggregate number of shares of Common Stock which may be optioned, sold, granted, or otherwise issued under the Plan shall initially be 550,000 which amount may, at the discretion of the Board, be increased from time to time to a number such that the number of shares of Common Stock available for issuance pursuant to Options to be granted pursuant to this Plan equals 10% of the total number of shares of Common Stock of the Company and shares of any other class of Common Stock of the Company outstanding from time to time; provided, however, subject to adjustment under
Section 15 of the Plan, the number of shares of Common Stock which may be optioned, sold, granted or otherwise issued under the Plan shall never be less than 550,000. Notwithstanding the foregoing, subject to adjustment under Section 15 of the Plan, no more than 3,000,000 shares of Common Stock will be available for the granting of Incentive Stock Options under the Plan. Subject to adjustment pursuant to the provisions of Section 15, the maximum aggregate number of shares of Common Stock with respect to which Options may be granted during the term of the Plan shall not exceed 3,000,000 shares. To determine the number of shares of Common Stock available at any time for the granting of Options under the Plan, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Options have been granted pursuant to the Plan which remain outstanding or which have been exercised. If and to the extent that any Option to purchase reserved shares shall not be exercised by an Optionee for any reason or if such Option to purchase shall terminate as provided herein, such shares which have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 15 hereof). The grant of SARs shall not affect the number of shares available for grant of Awards under the Plan.

     The Board of Directors has approved the amendment of Section 3 of the Plan, subject to shareholder approval of the proposed amendments to the Plan at the Annual Meeting, as follows:

     3. Stock Subject to the Plan. Subject to adjustment as provided in Section 15 hereof, there will be reserved for the use upon the exercise of Options to be granted from time to time under the Plan a maximum of 3,000,000 shares of the common stock, $0.001 par value per share (the "Common Stock"), of the Company, which shares in whole or in part shall be authorized, but unissued, shares of the Common Stock or issued shares of Common Stock which shall have been reacquired by the Company as determined from time to time by the Board of Directors of the Company (the "Board of Directors"). The maximum aggregate number of shares of Common Stock which may be optioned, sold, granted, or otherwise issued under the Plan shall be 3,000,000 shares. Subject to adjustment under Section 15 of the Plan, no more than 3,000,000 shares of Common Stock will be available for the granting of Incentive Stock Options under the Plan and the maximum aggregate number of shares of Common Stock with respect to which Options may be granted during the term of the Plan shall not exceed 3,000,000 shares. The maximum aggregate number of shares of Common Stock with respect to which Options during any calendar year during the term of the Plan may be granted to any Optionee shall not exceed 300,000 shares. To determine the number of shares of Common Stock available at any time for the granting of Options under the Plan, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Options have been granted pursuant to the Plan which remain outstanding or which have been exercised. If and to the extent that any Option to purchase reserved shares shall not be exercised by an Optionee for any reason or if such Option to purchase shall terminate as provided herein, such shares which have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 15 hereof). The grant of SARs shall not affect the number of shares available for grant of Awards under the Plan.

         If the proposed amendments to the Plan are not approved by the shareholders at the Annual Meeting, the proposed amendments will not become effective, and the existing limits on the minimum and maximum number of shares that may be subject to options granted under the Plan will remain in effect and there will be no limit on the number of options which may be granted to any individual during a calendar year.

General Description of the 2000 Stock Compensation Plan

         The following is a summary of certain of the provisions of the Plan.

Administration

         The Plan will be administered by the Compensation Committee (the "Committee") or the entire Board of Directors. Under the terms of the Plan, the Committee shall consist of not less than two members of the Board of Directors who are appointed by the Board of Directors. The Board of Directors has the power from time to time to add or substitute members of the Committee and to fill vacancies, however caused.

         The Committee or the Board of Directors, as applicable, has the authority to interpret the Plan, to determine the persons to whom, and the basis upon which, options will be granted, the exercise price, duration, and other terms of the options to be granted, subject to the authority of the entire Board of Directors and specific provisions contained in the Plan.

Eligibility

         Nonqualified Options. Nonqualified options may be granted only to officers, directors (including non-employee directors of U.S. Home or a subsidiary), employees and advisors of U.S. Home or a subsidiary who, in the judgment of the Committee, are responsible for the management or success of U.S. Home or a subsidiary and who, at the time of the granting of the nonqualified options, are either officers, directors, employees or advisors of U.S. Home or a subsidiary.

         Incentive Options. Incentive stock options may be granted only to employees of U.S. Home or a subsidiary who, in the judgment of the Committee or the Board of Directors, are responsible for the management or success of U.S. Home or a subsidiary and who, at the time of the granting of the incentive stock option, are either an employee of U.S. Home or a subsidiary. No incentive stock option may be granted under the Plan to any individual who would, immediately before the grant of such incentive stock option, directly or indirectly, own more than ten percent (10%) of the total combined voting power of all classes of stock of U.S. Home unless (i) such incentive stock option is granted at an option price not less than one hundred ten percent (110%) of the fair market value of the shares on the date the incentive stock option is granted and (ii) such incentive stock option expires on a date not later than five years from the date the incentive stock option is granted.

Option Price

         The purchase price of the shares of the U.S. Home Common Stock offered under the Plan must be one hundred percent (100%) of the fair market value of the U.S. Home Common Stock at the time the option is granted or such higher purchase price as may be determined by the Committee or the Board of Directors at the time of grant; provided, however, if an option is granted to an individual who would, immediately before the grant, directly or indirectly own more than ten percent (10%) of the total combined voting power of all classes of stock of U.S. Home, the purchase price of the shares of the U.S. Home Common Stock covered by such option may not be less than one hundred ten percent (110%) of the fair market value of such shares on the day the option is granted. As the price of the U.S. Home Common Stock is currently quoted on the Nasdaq SmallCap Market system, the fair market value of the U.S. Home Common Stock underlying options granted under the Plan shall be the last closing sales price of the U.S. Home Common Stock on the day the options are granted. If there is no market price for the U.S. Home Common Stock, then the Board of Directors and the Committee may, after taking all relevant facts into consideration, determine the fair market value of the U.S. Home Common Stock.

Exercise of Options

         Options are exercisable in whole or in part as provided under the terms of the grant, but in no event shall an option be exercisable after the expiration of ten years from the date of grant. Except in case of disability or death, no option shall be exercisable after an optionee ceases to be an employee of U.S. Home. If an optionee dies while in the employ of U.S. Home and shall not have fully exercised his options, the options may be exercised in whole or in part at any time within one year after the optionee's death by the executors or administrators of the optionee's estate or by any person or persons who acquired the option directly from the optionee by bequest or inheritance.

         No option is exercisable either in whole or in part after the expiration of ten years from the date of grant. In the event of the dissolution or liquidation of U.S. Home or a merger or consolidation in which U.S. Home is not the surviving corporation, the Committee or the Board of Directors is authorized to accelerate the exercisibility of all outstanding options under the Plan.

         Under the Plan, an individual may be granted one or more options, provided that the aggregate fair market value (determined at the time the option is granted) of the shares covered by incentive options which may be exercisable for the first time during any calendar year shall not exceed $100,000.

Acceleration and Exercise upon Change of Control

         Any option granted under the Plan which provides for either (a) an incremental vesting period whereby such option may only be exercised in installments as each such incremental vesting period is satisfied or (b) a delayed vesting period whereby such option may only be exercised after the lapse of a specified period of time, such vesting period shall be accelerated upon the occurrence of a "Change in Control" of U.S. Home (as that term is defined in the Plan) so that such option shall become exercisable immediately in part or in its entirety by the optionee, as such optionee shall elect subject to the condition that no option shall be exercisable after the expiration of ten years from the date it is granted.

Alternate Stock Appreciation Rights ("SARs")

         Concurrently with or subsequent to the award of any option under the Plan, the Committee may award to the optionee with respect to each share of U.S. Home Common Stock covered by an option (the "Related Option") a related alternate stock appreciation right ("SAR") permitting the optionee to be paid the appreciation on the Related Option in lieu of exercising the Related Option. A SAR granted with respect to an incentive stock option must be granted together with the Related Option. A SAR granted with respect to a nonqualified option may be granted together with or subsequent to the grant of such Related Option. Each SAR shall be on such terms and conditions not inconsistent with the Plan and shall be evidenced by written agreement executed by U.S. Home and the optionee receiving the Related Option.

         A SAR may be exercised only if and to the extent that its Related Option is eligible to be exercised on the date of exercise of the SAR. To the extent that a holder of a SAR has a current right to exercise, the SAR may be exercised by written notice to U.S. Home.

         The amount of payment to which an optionee shall be entitled upon the exercise of each SAR shall be equal to one hundred percent (100%) of the amount, if any, by which the fair market value of a share of U.S. Home Common Stock on the exercise date exceeds the fair market of a share of U.S. Home Common Stock on the date the Related Option to such SAR was granted or became effective, as the case may be; provided, however, U.S. Home may, in its sole discretion, withhold from cash payment any amount necessary to satisfy U.S. Home's obligations for withholding taxes with respect to such payment. The amount payable by U.S. Home to an optionee upon exercise of an SAR may be paid in shares of U.S. Home Common Stock, cash or a combination thereof. The number of shares of U.S. Home Common Stock to be paid to an optionee upon such optionee's exercise of a SAR shall be determined dividing the amount of payment by the fair market value of a share of U.S. Home Common Stock on the exercise date of such SAR. All such shares shall be issued with any and all applicable restrictive legends.

Reload Options

         Concurrently with the award of nonqualified or incentive stock options, the Committee may authorize reload options ("Options") to purchase for cash or shares that number of shares of U.S. Home Common Stock equal to the sum of the number of shares of U.S. Home Common Stock used to exercise the underlying option plus, to the extent authorized by the Committee, the number of shares of U.S. Home Common Stock used to satisfy any tax withholding requirement incident to the exercise of the option award. The grant of a Reload Option will become effective on the exercise of the underlying nonqualified, incentive or Reload Option through the use of shares of U.S. Home Common Stock held by the optionee for at least 12 months. Reload Options are not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the "Code").

         The issuance of Reload Options is evidenced by their reference in the option agreement attendant to the option grant. Upon the exercise of a nonqualified or incentive stock option, the Reload Option will be evidenced by an amendment to the underlying option agreement.

         The option price per share of U.S. Home Common Stock deliverable upon the exercise of a Reload Option is the fair market value of a share of U.S. Home Common Stock on the date the grant of the Reload Option becomes effective.

         Each Reload Option is fully exercisable six months from the effective date of grant. The term of each Reload Option is equal to the remaining option term of the underlying nonqualified or incentive stock option.

         No additional Reload Options shall be granted to optionees when nonqualified, incentive and/or Reload Options are exercised following termination of the optionee's employment.

Payment for Option Shares

         Options may be exercised by the delivery of written notice to U.S. Home at its principal office setting forth the number of shares with respect to which the option is to be exercised, together with cash or certified check payable to the order of U.S. Home for an amount equal to the option price of such shares. No shares of U.S. Home Common Stock subject to options granted under the Plan may be issued upon exercise of such options until full payment has been made of any amount due. A certificate or certificates representing the number of shares purchased will be delivered by U.S. Home as soon as practicable after payment is received.

Termination of the Plan

         The Plan will terminate on November 12, 2010, unless sooner terminated by the Board of Directors. Any option outstanding under the Plan at the time of termination shall remain in effect until the option shall have been exercised or shall have expired.

Amendment of the Plan

         The Board of Directors may at any time modify or amend the Plan without obtaining the approval of the shareholders of U.S. Home in such respects as it shall deem advisable to comply with Section 422 of the Code or in any other respect which shall not change the maximum number of shares for which options may be granted under the Plan, the method for determining the exercise price for those options which are granted, other than to change the manner of determining the fair market value, the periods during which options may be granted or exercised, provisions relating to the determination of employees to whom options shall be granted, or provisions relating to adjustments to be made upon changes in capitalization.

Transferability of Options

         Except as may be agreed upon by the Committee, options granted under the Plan shall be exercisable only by the optionee during his lifetime and shall not be assignable or transferable other than and by will or the laws of descent and distribution.

Restricted Stock Awards

         The Committee may grant restricted stock to eligible participants under the Plan. The Committee shall determine the number of shares of restricted stock to be granted as well as when the shares may be sold or transferred by the recipient. The Committee shall also have the right to impose such other restrictions on any shares of restricted stock granted as it may deem advisable, with all certificates representing restricted stock bearing a legend noting that the shares are subject to restrictions imposed under the Plan. The restricted stock will be freely transferable, subject to applicable federal and state securities laws, upon the expiration of the period of restriction imposed by the Committee. During the restricted period, holders of restricted stock may exercise full voting rights, and are entitled to receive all dividends and other distributions paid with respect to the granted shares held by the grantee. If a dividend or distribution is paid in shares of U.S. Home Common Stock, the shares representing such dividend will be subject to the same restrictions on transferability as the shares of restricted stock.

         The Committee shall have the right to provide for the automatic termination of the restrictions imposed upon the restricted stock if the grantee terminates his employment because of retirement. Furthermore, if a grantee terminates his employment because of death or total and permanent disability during the restricted period, the Committee may provide for the automatic termination of the restrictions imposed upon that number of shares of restricted stock equal to the total number of shares of restricted stock granted multiplied by the number of full months which had elapsed since the date of grant divided by the maximum number of full months of the period of restriction. However, the Committee may, in its sole discretion, waive any restrictions remaining on restricted stock upon the grantee's death or total and permanent disability. In the event that grantees terminate their employment for any reason other than retirement, death or total and permanent disability, then any shares of restricted stock still subject to the restrictions at the date of such termination will automatically be forfeited and returned to U.S. Home. No shares of restricted stock granted under the Plan may be sold, transferred, pledged or assigned, otherwise than by will or by the laws of descent and distribution until the termination of the period of restriction imposed by the Committee.

         The U.S. Home Board of Directors recommends that the U.S. Home shareholders vote "FOR" adoption of the amendments to the Plan. The affirmative vote of the holders of a majority of the shares of U.S. Home Common Stock present and entitled to vote at the Annual Meeting is necessary to approve the amendments to the Plan.

Federal Income Tax Consequences

         The following discussion outlines generally the federal income tax consequences of participation in the Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Plan.

Incentive Stock Options

         A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Common Stock and the amount for which he or she sells the Common Stock. If the participant does not sell the shares of Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, any subsequent gain on sale of the shares will be capital gain and the Company will not receive a corresponding deduction. If the participant sells the shares of stock at a gain prior to that time, the difference between the amount the participant paid for the Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and the Company will receive a corresponding deduction. If the participant sells the shares of Common Stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

Nonqualified Options

         A participant will not recognize income upon the grant of a nonqualified option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the stock, and the Company will then be entitled to a corresponding deduction.

         Depending upon the time period shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

         Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock to the Company.

Other Stock Incentives

         A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (collectively, the "Other Equity Incentives"). Generally, at the time a participant receives payment under any Other Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

         A participant will not be taxed upon the grant of a stock award if such award is not "transferable" by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. When the shares of Common Stock that are subject to the stock award become transferable and are no longer subject to a substantial risk of forfeiture, however, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. If a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the award, less any amount paid for such stock, in income at that time and the Company will also be entitled to a corresponding deduction at that time.

Shareholder Approval

         The Board seeks shareholder approval because approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any nonqualified options and stock appreciation rights granted under the Plan. The Board is also seeking shareholder approval to ensure compliance with Nasdaq Stock Market, Inc. listing standards.

Board Recommendation

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL.

         PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

         Approval of the Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

                                   MANAGEMENT

Nominees for Election as Directors, Current Directors and Executive Officers

     The following table sets forth certain information as to the individuals who are nominees for election to the Board, as well as the current directors and executive officers of the Company.

               Name                Age                         Position(s)                        Director Since
 ------------------------------  ------   ----------------------------------------------------  --------------------
 Murray H. Gross(1)(2)             63     President, Chief Executive Officer, Chairman of the    February 13, 2001
                                          Board of Directors and Director
 Peter T. Bulger                   42     Vice President and Chief Operating Officer
 Steven L. Gross                   39     Vice President - Marketing
 Robert A. DeFronzo                46     Chief Financial Officer, Secretary and Treasurer
 David A. Yoho(1)(2)(4)            73     Director                                               February 13, 2001
 Ronald I. Wagner(1)(3)            54     Director                                               February 13, 2001
 Charles D. Maguire, Jr.(3)(5)     42     Director                                               February 13, 2001
 Donald A. Buchholz(1)             73     Nominee for Director
 D.S. Berenson(1)(4)               36     Director                                               February 13, 2001

------------------------
(1)  Nominee for election to Board of Directors.  See "Election of Directors."
(2)  Member of the Nominating Committee.
(3)  Member of the Compensation Committee.
(4)  Member of the Audit Committee.
(5)  Mr. Maguire is not a nominee for election to the Board

     Murray H. Gross was elected to the Company's Board of Directors on February 13, 2001. Mr. Gross serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Gross has been President, Chief Executive Officer, and a director of U.S. Remodelers, a wholly-owned subsidiary of U.S. Home, since its inception in January 1997. He has been in the home improvement industry for over 38 years. In 1963, Mr. Gross founded Busy Beaver Remodelers, a subsidiary of Busy Beaver Home Centers, a Pittsburgh, Pennsylvania home center chain. He served as Executive Vice President at Busy Beaver Remodelers from 1963 until 1979 and as President from 1979 until 1981. From August 1981 to September 1983, Mr. Gross was employed at Home Craftsman Company in Dallas, Texas; and from September 1983 to January 1987, he served as Executive Vice President, Chief Operating Officer and Director. Mr. Gross joined Facelifters Inc. in April 1987 as Vice President and Director. He became President and Chief Operating Officer in January 1990. Facelifters was acquired by AMRE in April 1996 and Mr. Gross became Vice President and served as a director of AMRE until January 1997. AMRE sought protection under federal bankruptcy laws in January 1997. Mr. Gross attended the University of Pittsburgh from 1957 to 1960. Mr. Gross is the father of Steven L. Gross.

     Peter T. Bulger serves as Vice President and Chief Operating Officer of the Company. He has been a Vice President of U.S. Remodelers since January 1997 and has served as U.S. Remodelers' Chief Operating Officer since June 8, 1998. He has been in the home improvement industry for over 16 years. Mr. Bulger began his sales management career with a division of Reynolds Aluminum where he became a Branch Manager in 1984. In November 1991, he joined Facelifters Inc. as a Sales Representative and in March 1992, he became a Branch Sales Manager. Mr. Bulger was promoted to Regional Sales Manager in June 1993, and in December 1993, he was promoted to Vice President of Sales. He held that position until Facelifters was acquired by AMRE in April 1996. At that time, he became Vice President Sales of the Cabinet Division, a position he held with AMRE until January 1997. Mr. Bulger earned a B.S. degree in 1982 from Russell Sage College, Troy, New York.

     Steven L. Gross serves as Vice President of Marketing of the Company. He has been Vice President of Marketing of U.S. Remodelers since it inception in January 1997. He has been in the home improvement industry for over 15 years. Mr. Gross began his career at Home Craftsman Company in 1985 as Director of Telemarketing. In 1987, he joined Diamond Window Systems and in 1989 he joined Facelifters Inc. as Director of Marketing. In April 1993, he was promoted to Vice President of Marketing. After the acquisition of Facelifters by AMRE in April 1996, Mr. Gross became Director of Telemarketing and held this position until January 1997. Steven L. Gross is the son of Murray H. Gross.

     Robert A. DeFronzo serves as Chief Financial Officer, Secretary and Treasurer of the Company. He joined U.S. Remodelers in December 1997 as Chief Financial Officer, Secretary and Treasurer after the acquisition of Reunion Home Services, Inc. where he was Chief Financial Officer. He has been in the home improvement industry since 1990. Mr. DeFronzo began his career in 1976 as an auditor. In 1979, he joined General Instrument Corporation as Components Group Financial Analyst and held several financial positions during his tenure. In January 1989, after a leveraged buyout of the Clare Division of General Instrument Corp., Mr. DeFronzo became Assistant Treasurer and Assistant Controller of C. P. Clare Corporation. In November 1990, he joined AMRE as Cabinet Division Controller. Mr. DeFronzo was promoted in 1992 to Corporate Controller and remained in that capacity until February 1997. He became Chief Financial Officer of Reunion Home Services, Inc. in February 1997. Mr. DeFronzo holds an accounting degree from Illinois State University and an MBA in Finance from Roosevelt University, Chicago, Illinois.

     David A. Yoho was elected to the Company's Board of Directors on February 13, 2001. He has served as a director of U.S. Remodelers since shortly after its inception in January 1997. For at least the past 15 years, Mr. Yoho has been President of Dave Yoho Associates, a business consulting firm active in turnarounds, mergers and acquisitions. As a consultant, he has represented many Fortune 500 companies. He has written a best selling book and is an award winning lecturer. He holds multiple degrees from Temple University.

     Ronald I. Wagner was elected to the Company's Board of Directors on February 13, 2001. He has served as a director of U.S. Remodelers since December 1997. Mr. Wagner has been in the home improvement industry for 25 years. In 1975, Mr. Wagner founded Save-a-Kitchen, and in 1980 founded a related company, Cabinet Magic, Inc., both kitchen cabinet refacing companies. In 1988, following the sale of the operations of Cabinet Magic, Inc. to AMRE, Mr. Wagner joined that company as President - Cabinet Division and Senior Vice President. Mr. Wagner was promoted to Chairman and Chief Executive Officer in 1990, and remained in this capacity until his retirement in December 1995. In January 1997, Mr. Wagner came out of retirement and founded Reunion Home Services, Inc. which was acquired by U.S. Remodelers in December 1997.

     Charles D. Maguire, Jr. was elected to the Company's Board of Directors on February 13, 2001. He has served as a director of U.S. Remodelers since May 1998. Mr. Maguire practiced law with Jackson Walker L.L.P. in Dallas, Texas from 1983 until he joined the Denver law firm of Holme Roberts & Owen L.L.P. in February 2000.

     D.S. Berenson was elected to the Company's Board of Directors on February 13, 2001. Mr. Berenson is a partner in the Washington, D.C. based law firm of Johanson Berenson LLP. Mr. Berenson has been engaged in the practice of law for the past twelve years. Mr. Berenson serves as general and special counsel to multi-national banks, consumer lenders, remodeling contractors and mortgage companies, specializing in a range of business and corporate matters. He is a frequent speaker and has authored a six-volume guide on consumer credit practices and regulations.

     Donald A. Buchholz is a nominee for election to the Company's Board of Directors. Mr. Buchholz is Chief Executive Officer and Chairman of the Board of Directors of SWS Group, Inc., a publicly owned holding company with subsidiaries engaged in providing securities clearing, securities brokerage, investment banking and investment advisory services. Mr. Buchholz has served as Director and Chairman of the Board of SWS Group, Inc. since August 1991. Mr. Buchholz co-founded SWS Securities (formerly Southwest Securities) as a Dallas based securities broker/dealer and New York Stock Exchange member firm in 1972. Mr. Buchholz is an allied member of the New York Stock Exchange and an associate member of the American Stock Exchange. Mr. Buchholz currently serves as an Advisory Director for Security Bank, Garland, Texas, a member of the Dallas County Community College Foundation Board and as a Director of the Old Red Courthouse, Inc. For the University of North Texas, Mr. Buchholz serves as a Director on the UNT Foundation Board as well as on the Board of Advisors for the UNT College of Business Administration. Mr. Buchholz was formerly a licensed C.P.A. and holds a B.B.A Degree from the University of North Texas.

Executive Compensation

     The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for U.S. Home Systems and its subsidiaries, to its Chief Executive Officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the referenced periods. All other compensation related tables required to be reported have been omitted as there has been no applicable compensation awarded to, earned by or paid to any of the Company's executive officers in any fiscal year to be covered by such tables.

                           Summary Compensation Table

                                                                                                     Long-Term
                                                                      Annual Compensation(1)       Compensation
                 Name and Position                        Year        Salary          Bonus      Stock Options(#)
-----------------------------------------------------  ----------- ------------- -------------  ------------------
Murray H. Gross                                           1999        $220,000      $18,639               -
President and Chief Executive Officer                     2000        $220,000      $63,365               -
                                                          2001        $250,000      $94,896            105,000

Peter T. Bulger                                           1999        $175,000      $15,870               -
Vice President and Chief Operating Officer                2000        $180,000      $50,365               -
                                                          2001        $210,000      $94,896             75,000

Steven L. Gross                                           1999        $115,000      $13,225               -
Vice President - Marketing                                2000        $120,000      $41,965               -
                                                          2001        $140,000      $79,080             50,000

Robert A. DeFronzo                                        1999        $100,000      $ 6,095               -
Chief Financial Officer, Secretary and Treasurer          2000        $105,000      $35,230               -
                                                          2001        $120,000      $47,448             25,000

James D. Borschow                                         1999               -            -               -
President, First Consumer Credit, Inc., a wholly          2000               -            -               -
owned subsidiary of US Home (2)                           2001        $ 45,000      $ 9,366               -

--------------------
(1) The referenced individuals received personal benefits in addition to salary and bonuses. The aggregate amount of such personal benefits, however, did not exceed the lesser of $50,000 or 10% of their total annual salary and bonus.

(2) Mr. Borschow was employed by the Company on October 5, 2001 in connection with the Company's acquisition of First Consumer Credit, Inc. Mr. Borschow's compensation represents the period from October 5, 2001 through December 31, 2001

Employment Agreements

     The Company has employment agreements with each of Murray H. Gross, Peter
T. Bulger, Steven L. Gross, Robert A. DeFronzo and James D. Borschow.

     The Company's employment agreement with Murray H. Gross is for a one year initial term with an annual salary of $250,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Gross of its intent not to extend the agreement. In the event that Mr. Gross' employment agreement is terminated by the Company for cause or by Mr. Gross without good reason (as defined therein), Mr. Gross will not be entitled to severance pay. In the event the Company terminates Mr. Gross without cause (as defined therein), Mr. Gross will be entitled to severance pay equal to one year's salary. Notwithstanding the foregoing, if Mr. Gross' employment with the Company is terminated following a change in control of the Company (as defined therein) (i) by the Company for any reason within five years of such change in control or (ii) by Mr. Gross within one year of such change in control, then Mr. Gross is entitled to severance pay equal to one year's salary. Mr. Gross is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

     The Company's employment agreement with Peter T. Bulger is for a one year initial term with an annual salary of $210,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Bulger of its intent not to extend the agreement. In the event that Mr. Bulger's employment agreement is terminated by the Company for cause or by Mr. Bulger without good reason (as defined therein), Mr. Bulger will not be entitled to severance pay. In the event the Company terminates Mr. Bulger without cause (as defined therein), Mr. Bulger will be entitled to severance pay equal to one year's salary. Notwithstanding the foregoing, if Mr. Bulger's employment with the Company is terminated following a change in control of the Company (as defined therein) by the Company for any reason within five years of such change in control, then Mr. Bulger is entitled to severance pay equal to one year's salary. Mr. Bulger is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

     The Company's employment agreement with Steven L. Gross is for a one year initial term with an annual salary of $140,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Gross of its intent not to extend the agreement. In the event that Mr. Gross' employment agreement is terminated by the Company for cause or by Mr. Gross without good reason (as defined therein), Mr. Gross will not be entitled to severance pay. In the event the Company terminates Mr. Gross without cause (as defined therein), Mr. Gross will be entitled to severance pay equal to one year's salary. Notwithstanding the foregoing, if Mr. Gross' employment with the Company is terminated following a change in control of the Company (as defined therein)by the Company for any reason within five years of such change in control, then Mr. Gross is entitled to severance pay equal to one year's salary. Mr. Gross is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

     The Company's employment agreement with Robert A. DeFronzo is for a one year initial term with an annual salary of $120,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. DeFronzo of its intent not to extend the agreement. In the event that Mr. DeFronzo's employment agreement is terminated by the Company for cause or by Mr. DeFronzo without good reason (as defined therein), Mr. DeFronzo will not be entitled to severance pay. In the event the Company terminates Mr. DeFronzo without cause (as defined therein), Mr. DeFronzo will be entitled to severance pay equal to six month's salary. Notwithstanding the foregoing, if Mr. DeFronzo's employment with the Company is terminated following a change in control of the Company (as defined therein) by the Company for any reason within five years of such change in control, then Mr. DeFronzo is entitled to severance pay equal to his annual salary. Mr. DeFronzo is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

     The Company's employment agreement with James D. Borschow is for a three year initial term with an annual salary of $180,000; provided, that 90 days prior to the end of the initial term of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Borschow of its intent not to extend the agreement. In the event that Mr. Borschow's employment agreement is terminated by the Company for cause or by Mr. Borschow without good reason (as defined therein), Mr. Borschow will not be entitled to severance pay. In the event the Company terminates Mr. Borschow without cause (as defined therein), Mr. Borschow will be entitled to severance pay equal to one year's salary. Mr. Borschow is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following tables show all individual grants of stock options to the named executives during the fiscal year ended December 31, 2001.


                                       Individual Grants                                    Potential Realizable Value
                                   -------------------------                                       at Assumed
                                                 % of Total                                     Annual Rates of
                                      Number of   Options                                         Stock Price
                                     Securities  Granted to     Exercise                       Appreciation for
                                     Underlying  Employees      or Base                         Option Term(2)
                                       Option    in Fiscal       Price       Expiration    ---------------------------
           Name                      Granted(1)     Year        ($/SH)          Date            5%            10%
---------------------------------- ------------  -----------   ----------  -------------   -------------  ------------
Murray H. Gross(3)                    105,000       18.45%        $3.96      4/23/2006       $  66,634      $192,973
Peter T. Bulger(3)                     75,000       13.18%        $3.60      4/23/2011       $ 169,802      $430,310
Steven L. Gross(3)                     50,000        8.79%        $3.60      4/23/2011       $ 113,201      $286,874
David A. Yoho(4)                       50,000        8.79%        $4.55     11/28/2011       $ 143,074      $362,576
David A. Yoho(4)                        2,500        0.44%        $3.60      4/23/2011       $   5,660      $ 14,344
Robert A. DeFronzo(3)                  25,000        4.39%        $3.60      4/23/2011       $  56,601      $143,437
D.S. Berenson(4)                        2,500        0.44%        $3.60      4/23/2011       $   5,660      $ 14,344
Charles Maguire(4)                      2,500        0.44%        $3.60      4/23/2011       $   5,660      $ 14,344
Ronald I. Wagner(4)                     2,500        0.44%        $3.60      4/23/2011       $   5,660      $ 14,344

---------------------
(1) All options granted to the named executive officers and directors during 2001 were granted under the Company's 2000 Stock Compensation Plan. The exercise price of such options, except for the options granted to Murray H. Gross, is equal to 100% of the price per share of the Common Stock on the date of grant. Murray H. Gross' options are exercisable at 110% of the price per share of the Common Stock on the date of grant and are for a term of five years. The options, except for the options granted to Murray H. Gross, expire if not exercised ten years after the date of grant.
(2) As required by Securities and Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Common Stock price appreciates at the annual rate shown compounded annually from the date of grant until the end of the option term and is not intended to forecast appreciation in stock price. The Company's Common Stock price, based on a 5% annual appreciation and on a 10% annual appreciation, over ten years would be $5.86 and $9.34, respectively.
(3) The options granted to Murray H. Gross, Peter T. Bulger, Steven L. Gross and Robert A. DeFronzo, officers of the Company, are exercisable at the rate of 33-1/3% per year beginning on December 31, 2001 so long as the officer remains employed by the Company.
(4) The optionee is a director of the Company. The options granted to Mr. Yoho to purchase 50,000 shares are exercisable at the rate of 20% per year beginning one year after the date of grant. The options granted to the directors to purchase 2,500 shares are exercisable at the rate of 25% per year beginning on December 31, 2001.

                          OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executives concerning unexercised options held as of the end of the fiscal year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                      Number of Securities
                              Shares                 Underlying Unexercised        Value of Unexercised In-the-
                             Acquired     Value   Options at FY-end Unexercised     Money Option at FY-end(1)
          Name             on Exercise  Realized  Exercisable    Unexercisable    Exercisable      Unexercisable
-------------------------- ----------- ---------- -----------    -------------- --------------- ------------------
Murray H. Gross                  -          -       34,651           70,349          $27,374           $55,576
Peter T. Bulger                  -          -       25,000           50,000          $28,750           $57,500
Steven L. Gross                  -          -       16,667           33,333          $19,167           $38,333
David A. Yoho                    -          -          625           51,875          $   719           $12,156
Robert A. DeFronzo               -          -        8,250           16,750          $ 9,488           $19,263
D.S. Berenson                    -          -          625            1,875          $   719           $ 2,156
Charles Maguire                  -          -          625            1,875          $   719           $ 2,156
Ronald I. Wagner                 -          -          625            1,875          $   719           $ 2,156

--------------------
(1) Value of unexercised in-the-money options at December 31, 2001 is calculated based on the fair market value of the Common Stock on December 31, 2001 of $4.75 per share less the option exercise price.

Director Compensation

     Directors who are not officers of the Company each receive $500 for attendance at each telephonic meeting of the Board of Directors, and $1,000 plus expenses for each personal attendance at a meeting of the Board of Directors. Officers of the Company do not receive additional compensation for attendance at Board of Directors' meetings or committee meetings.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee was comprised during fiscal 2001 of Messrs. Ronald I. Wagner and Charles D. Maguire, Jr. The Compensation Committee oversees the administration of the Company's compensation policies and programs, including the Company's stock option plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

     The following is a report submitted by the above-listed committee members in their capacity as the Compensation Committee of the Board, addressing the Company's compensation policy as it related to executive officers for fiscal 2001.

Compensation Policy

     The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies during fiscal 2001 integrated annual base compensation with bonuses and equity-based compensation.

     Under management's approach, performance is measured based upon the achievement of corporate and divisional goals. Accordingly, in years in which the corporate and divisional goals are achieved or exceeded, executive compensation tends to be higher than in years in which goals are not achieved or exceeded. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

     In 1993, Congress enacted Section 162(m) which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is "performance-based." Section 162(m) historically has not had an impact or resulted in the loss of a deduction with respect to cash compensation paid to the Company's executives.

Performance Measures

     In evaluating annual executive compensation, the Compensation Committee subjectively considers a number of factors including earnings per share and other predetermined financial goals . These factors are compared with problems and advantages (both external and internal) that are unique to the Company or the industry, performance in prior years and performance of other companies in the industry.

Fiscal 2001 Compensation

     For fiscal 2001, the Company's executive compensation program consisted of
(i) base salary, adjusted from the prior year, (ii) cash bonuses, and (iii) grants of incentive stock options under the U.S. Home Systems, Inc. 2000 Stock Compensation Plan.

Base Salary

     Executives' base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, and level and scope of decision making responsibility. With respect to officers other than the Chief Executive Officer, the Compensation Committee makes salary decisions with input from the Chief Executive Officer. The Compensation Committee believes that the base salaries of the Company's executive officers as a whole are comparable with the base salaries of other persons similarly situated.

     For fiscal 2002, the Company has adopted employment agreements with its executive officers. In addition to standard provisions regarding non-competition, confidentiality, and benefits, these agreements provide for a minimum base salary for each executive officer that was determined in accordance with the criteria defined above. A complete description of these agreements is provided under "Management - Employment Agreements".

2001 Cash Bonuses

     In 1998, the Company established an executive cash bonus plan known as the Management Incentive Plan ("MIP"). The MIP has been renewed each year since its inception. The purpose of the MIP is to reward executive officers for accomplishing financial objectives, and create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making. In this respect, consideration is given to overall corporate performance, measured on the basis of pre-tax profit, and the responsibility of specific areas of the Company under a participant's direct control.

     The Company has renewed the MIP for fiscal 2002. The Committee believes that the same factors, and the related compensation payable under the plan, supports a balance of accomplishment of Company objectives and rewarding individual contributions by each of the Company's respective officers.

Stock-Based Compensation

     The Compensation Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options and other equity-based compensation are an effective incentive for executives and managers to create value for shareholders since the value of such compensation bears a direct relationship to appreciation in the Company's stock price. The determination of whether to grant stock options or other equity based compensation, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Committee. In making such determination, the Compensation Committee reviews the Company's performance as determined by the Company's earnings, the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman and Chief Executive Officer, during fiscal 2001 the Compensation Committee awarded 315,000 option shares to executive officers and directors under the U.S. Home Systems, Inc. 2000 Stock Compensation Plan. No stock options had been granted to executive officers and directors prior to fiscal 2001.

Summary

     The Compensation Committee believes that linking executive compensation to corporate performance results in creating a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2001 adequately reflect the Company's compensation goals and policies.

                                  Ronald I. Wagner
                                  Charles D. Maguire, Jr.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are named above under the caption "Report of Compensation Committee." No member of the Compensation Committee was an officer or employee of the Company during fiscal 2001.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's audited financial statements as of and for the fiscal year ended December 31, 2001 with management, including a discussion of the accounting principles and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with the independent auditors for the Company the Company's accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent auditors for the Company required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors that firm's independence from management and the Company.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                  David A. Yoho
                                  D.S. Berenson

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 5, 2001, the Company acquired all of the outstanding capital stock of First Consumer Credit, Inc. ("FCC"), a Dallas-based consumer financial company specializing in the home improvement and remodeling industry (the "FCC Merger"). The FCC Merger was subject to, among other conditions, the prior sale to the Company of a portfolio of installment-sale contracts (the "FCC Asset Sale"). On October 2, 2001, the Company completed the FCC Asset Sale for a cash payment of $1,414,683. On October 5, 2001, a newly created subsidiary of the Company was merged with and into FCC with FCC surviving as a wholly-owned subsidiary of the Company. Pursuant to the terms of the FCC Merger, in exchange for all of FCC's capital stock, the Company paid $1,000,000 in cash and issued 971,429 shares of its Common Stock valued at $2,600,710 to the three shareholders of FCC. James D. Borschow and an affiliate of SWS Group, Inc. each received approximately 47% of the cash and stock consideration for their pro rata share of the FCC capital stock. Mr. Borschow is the president of FCC and a principal shareholder of the Company. Donald A. Buchholz, a nominee for election as a director of the Company, is the Chief Executive Officer and Chairman of the Board of SWS Group, Inc. See "Security Ownership of Certain Beneficial Owners and Management"

     Except for the FCC Merger, during fiscal 2001, there were no material transactions between the Company and any of its officers, directors, nominees for election as a director or principal shareholders.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

     Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year, all filing requirements applicable to directors and executive officers have been complied.

                                    AUDITORS

     In connection with the U.S. Pawn Merger, the independent accountants for the Company resigned with the consent of the Company and were replaced by Ernst & Young LLP, Fort Worth, Texas. Ernst & Young LLP have audited the financial statements of U.S. Remodelers since 1997. The Board of Directors of the Company approved the engagement of Ernst & Young LLP as the independent auditors for the Company for fiscal 2001. The former accountants of the Company, Ehrhardt, Keefe, Steiner and Hottman, P.C., were not dismissed nor asked to resign by the Company as a result of any disagreements or any matter of accounting principle or practices or financial statement disclosure or auditing scope or procedure. Ernst & Young LLP has been approved by the Board of Directors as the Company's independent auditors for the audit of its financial statements for the fiscal year ended December 31, 2002.

     Representatives of Ernst & Young LLP will be present at the annual shareholders meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

Audit Fees

     The fees for professional services rendered for the audit of the Company's financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the same fiscal year were $97,750.

Financial Information Systems Design and Implementation Fees

     The Company did not incur any fees to Ernst & Young LLP for financial information systems design and implementation services for the fiscal year ended December 31, 2001.

All Other Fees

     The fees for services rendered to the Company by Ernst & Young LLP, other than those services covered in the sections captioned "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $71,030, including audit-related services of $10,000 and non-audit services of $61,030. Audit-related services include fees for SEC registration statements, services provided for Form 8-K filings relative to Company's acquisitions and consultation on accounting standards or transactions. Non-audit services were primarily tax services.

     In making its determination regarding the independence of Ernst & Young, LLP, the Audit Committee of the Board of Directors of the Company considered whether the provision of the services covered in the sections herein regarding "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining such independence.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2003 Annual Meeting of Shareholders (the "2003 Annual Meeting") must be received by the Company on or before December 15, 2002, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

                        ADDITIONAL INFORMATION AVAILABLE

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 2001 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE.

                                  OTHER MATTERS

     So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

     SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

                                         By Order of the Board of Directors



                                         Robert A. DeFronzo
                                         Secretary

May 3, 2002

                                                                     Appendix A



                             U.S. Home Systems, Inc.
                    Audit Committee of the Board of Directors
                             Audit Committee Charter

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall be comprised of at least the number of directors as necessary to meet the requirements of the Audit Committee Policy of the NASD, each of who are independent of management and U.S. Home Systems, Inc. (the Company). Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate.

Statement of Policy

The audit committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors.

     . The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and local and ethical compliance programs.

     . The committee shall review the interim financial statements with management prior to the filing of the Company's Quarterly Report on Form 10-Q. The chair of the committee may represent the entire committee for purposes of this review.

     . The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10K, including their judgment about the quality, not

Audit Committee of the Board of Directors
Audit Committee Charter
Page 2


     just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under 3114419v5 o generally accepted auditing standards.

                             U.S. HOME SYSTEMS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 12, 2002

    The undersigned hereby appoints Murray H. Gross and Ronald I. Wagner or either of them, with power of substitution, as proxies to vote all stock of U.S. Home Systems, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75067, at 10:00 a.m., local time, on June 12, 2002, and any adjournment thereof, and on the following matters as indicated below and such other business as may properly come before the meeting.

(1) [_] FOR the election as director of all nominees listed below (except as marked to the contrary below).

    [_] WITHHOLD AUTHORITY to vote for all nominees listed below: Murray H.
        Gross, David A. Yoho, Ronald I. Wagner, D.S. Berenson and Donald A. Buchholz.

(INSTRUCTION: To withhold authority to vote for individual nominees, write their names in space provided below.


(2) Proposal to approve the amendments to the U.S. Home Systems, Inc. 2000 Stock Compensation Plan.

    [_]  FOR                   [_]  AGAINST                [_]  ABSTAIN

(3) To transact such other business as may properly come before the meeting or any adjournments thereof.

             THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

     This Proxy is solicited on behalf of the U.S. Home Systems, Inc.'s Board of Directors.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees as directors and FOR the proposal to amend the U.S. Home Systems, Inc. 2000 Stock Compensation Plan.

     Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                    DATED: ________________________________________________________, 2002


                                    _____________________________________________________________________
                                    (Print Full Name of Shareholder)


                                    _____________________________________________________________________
                                    (Signature of Shareholder)


                                    _____________________________________________________________________
                                    (Insert Title of Above Signatory if Shareholder is not an Individual)

                                    No postage is required if returned in the enclosed envelope and mailed in the United States. Stockholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

                   PLEASE mark, sign, date and return the Proxy Card promptly using the enclosed envelope.